Exhibit 99

FOR IMMEDIATE RELEASE

July 27, 2011

THE EASTERN COMPANY REPORTS RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS OF 2011

Naugatuck, CT–The Eastern Company (NYSE Amex-EML) today announced the results of its operations for the second quarter and six months of 2011. Sales for the quarter were $35.5 million, compared to $32.6 million for the same period in 2010, a 9% increase, while net income was $1.5 million or $0.24 per diluted share, compared to the $1.4 million or $0.23 per diluted share, reported in the second quarter of 2010, a 5% increase.

Net sales for the six months of 2011 were $68.7 million compared to $63.5 million for the first six months of 2010, an 8% increase. For the six month period ended July 2, 2011 net income was $2.6 million or $0.42 per diluted share, compared to $2.4 million or $0.39 per diluted share for the same period in 2010.

Mr. Leganza Chairman, President and CEO stated, “All three of our business segments experienced increased sales compared to the second quarter and six months of 2010.  Earnings increased in our Security and Metal Product segments for both the second quarter and six months of 2011 compared to the comparable periods in 2010. However, the Industrial Hardware segment’s earnings were less than prior year levels in both the second quarter and six month period. This was primarily a result of startup costs associated with establishing a new manufacturing facility in Ontario Canada for the production of lightweight composite panels for use in the electronic white board industry. These startup costs are now completed and we anticipate stronger earnings in the Industrial Hardware segment over the balance of the year.”

Leonard F. Leganza, added, “The Metal Products Group continues to benefit from the strong demand for coal. As a result sales of our proprietary mining products increased 13% in the second quarter and 10% for the first six months of 2011 as compared to the comparable periods of 2010. We expect demand for our products to remain robust in the foreseeable future.  In addition, our contract casting business which services various industrial markets realized a 34% gain in revenues in the second quarter and a 3% increase in the first six months compared to the same periods a year ago. To support this current and future growth we have provided for further equipment and facility improvements.”

Mr. Leganza, continued, “The Industrial Hardware Group is benefiting from the demand for products which utilize our lightweight composite panels used in the manufacture of sleeper cabs for the Class 8 truck market as well as in delivery truck components. Our new panels are also used in the fabrication of electronic white boards. Sales of those composite products are anticipated to increase because of the strong industry projections for Class 8 sleeper cabs, the composite panels used in delivery truck applications and panels for the electronic white board market.  In addition, we have launched a new product line of two-way air vents for the Class 8 truck market which we believe will grow into a significant product line in the Industrial Hardware Group.

The Security Products Group delivered positive results in the many markets that we serve.  Sales also are generally up compared to prior year levels in most of our product lines. The commercial laundry market segment continues to reflect some softness because much of this business is related to the commercial real estate market which remains weak. New products which are targeted for the commercial laundry markets include advanced coin recognition systems and contactless and wireless cash payment systems. These products with advance technical features were introduced during the second quarter of 2010 but were subject to significant field testing by our customers. Much of the testing has now been completed so we anticipate that we will begin to see increased sales and additional market opportunities in the coin vending and metering industry.”

Mr. Leganza concluded, “Despite the current state of the economy, we expect that all of our business segments will experience growth in sales and earnings for the full year compared to 2010. Our strong financial condition will also allow us to continue our current dividend policy, and to invest in capital equipment where needed. We will continue in 2011 to take whatever measures necessary to enhance shareholder value.”

The Eastern Company is a 153-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NYSE Amex - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net Sales	$ 35,520,182	$ 32,577,665	$68,708,794	$63,532,220

Net Income	$ 1,482,799	$ 1,410,869	$ 2,580,973	$ 2,420,529

Net Income Per Share:
Basic	$ 0.24	$ 0.23	$ 0.42	$ 0.40
Diluted	$ 0.24	$ 0.23	$ 0.42	$ 0.39

Weighted average
shares outstandings:
Basic	6,166,883	6,074,700	6,164,798	6,069,977
Diluted	6,218,492	6,165,369	6,215,782	6,177,847